Exhibit 99.1

Blueknight Energy Partners, L.P.
Announces Second Quarter 2012 Results

Oklahoma City, Okla., August 7, 2012-- Blueknight Energy Partners, L.P.  (“BKEP” or the “Partnership”) (NASDAQ: BKEP and BKEPP), a midstream energy company focused on providing integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products, today announced adjusted EBITDA of $15.7 million and $31.5 million for the three and six months ended June 30, 2012, respectively.  Reported adjusted EBITDA represents an increase of $1.9 million or 14% and $3.7 million or 13% as compared to the three and six months ended June 30, 2011, respectively.  An explanation of adjusted EBITDA, including a reconciliation of such measure to net income (loss), is provided in the section of this release entitled “Non-GAAP Financial Measures.”

The Partnership reported net income of $6.1 million on total revenues of $43.8 million for the three months ended June 30, 2012, compared to a net loss of $5.3 million on total revenues of $43.1 million for the three months ended June 30, 2011. For the six months ended June 30, 2012, the Partnership reported net income of $18.1 million on total revenues of $88.3 million million, compared to a net loss of $2.7 million on total revenues of $84.6 million for the six months ended June 30, 2011. Net income for the six months ended June 30, 2012 was impacted by a $12.2 million decrease in non-cash interest expense primarily related to the redemption of the subordinated convertible debentures in the fourth quarter of 2011.  The Partnership also previously announced a quarterly cash distribution of $0.11 per common unit and $0.17875 per preferred unit payable on August 15, 2012 on all outstanding common and preferred units to unitholders of record as of the close of business on August 3, 2012. For further information regarding the Partnership's results of operations, please see the Partnership's Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission for the quarter ended June 30, 2012.

“We are pleased with our second quarter results as reflected by our 14% increase in quarter over quarter adjusted EBITDA,” said J. Michael Cockrell, BKEP's president and COO. “Demand for crude oil trucking and field services continues to be strong. We completed construction of TransMontaigne's one million barrels of crude oil storage at Cushing, Oklahoma and we expect to complete the construction of Vitol's one million barrel crude oil storage terminal in Midland, Texas during the third quarter. BKEP will operate both of these facilities for our customers. With respect to growth, we currently have $50 million of capital projects underway with cashflows expected to begin in mid-2013, the most significant of which is the 65-mile Arbuckle pipeline which will transport crude oil from southeast Oklahoma to Cushing, Oklahoma. We remain optimistic that we will meet our objectives for 2012 and believe we have positioned BKEP for growth in future quarters.”

Results of Operations

The following table summarizes the financial results for the three and six months ended June 30, 2011 and 2012 (in thousands except per unit data):

	Three months ended June 30,		Six months ended June 30,
	2011	2012	2011	2012
	(unaudited)
Service revenue:
Third party revenue	$32,670	$32,912	$64,624	$66,046
Related party revenue	10,421	10,846	19,990	22,288
Total revenue	43,091	43,758	84,614	88,334
Expenses:
Operating	30,182	30,518	58,819	59,806
General and administrative	4,777	4,386	9,386	9,489
Total expenses	34,959	34,904	68,205	69,295
Gain on sale of assets	687	263	710	5,219
Operating income	8,819	9,117	17,119	24,258
Other (income) expenses:
Interest expense	9,112	2,897	18,164	5,968
Change in fair value of embedded derivative within convertible debt	3,431	—	(4,866)	—
Change in fair value of rights offering liability	1,544	—	6,386	—
Income (loss) before income taxes	(5,268)	6,220	(2,565)	18,290
Provision for income taxes	77	73	147	149
Net income (loss)	$(5,345)	$6,147	$(2,712)	$18,141
Allocation of net income (loss) for calculation of earnings per unit:
General partner interest in net income (loss)	$(46)	$186	$111	$493
Preferred interest in net income	$2,975	$5,391	$8,149	$10,782
Beneficial conversion feature attributable to preferred units	$11,021	$—	$21,920	$1,853
Income (loss) available to limited partners	$(19,295)	$570	$(32,892)	$5,013

Basic and diluted net income (loss) per common unit	$(0.55)	$0.02	$(0.94)	$0.22
Basic and diluted net income (loss) per subordinated unit	$(0.55)	$—	$(0.94)	$—

Weighted average common units outstanding - basic and diluted	21,890	22,670	21,890	22,665
Weighted average subordinated units outstanding - basic and diluted	12,571	—	12,571	—

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measure of adjusted EBITDA.  Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation, amortization, impairment, gain on sale of assets, and other miscellaneous non-cash items, including changes in the fair values of the embedded derivative within convertible debt and the rights offering liability.   The use of adjusted EBITDA should not be considered as an alternative to GAAP measures such as net income or cash flows from operating activities. Adjusted EBITDA is presented because the Partnership believes it provides additional information with respect to its business activities and is used as a supplemental financial measure by management and external users of the Partnership's financial statements, such as investors, commercial banks and others, to assess, among other things, the Partnership's operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure.

The following table presents a reconciliation of adjusted EBITDA to net income for the periods shown (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2011	2012	2011	2012
Net income (loss)	$(5,345)	$6,147	$(2,712)	$18,141
Interest expense	9,112	2,897	18,164	5,968
Income taxes	77	73	147	149
Depreciation and amortization	5,710	5,726	11,415	11,382
Asset impairment charge	—	1,073	—	1,073
Gain on sale of assets	(687)	(263)	(710)	(5,219)
Change in fair value of embedded derivative within convertible debt	3,431	—	(4,866)	—
Change in fair value of rights offering liability	1,544	—	6,386	—
Adjusted EBITDA	$13,842	$15,653	$27,824	$31,494

Investor Conference Call

The Partnership will hold a conference call on Thursday, August 9, 2012 at 1:00 p.m. Central Time (2:00 p.m. Eastern Time) to discuss second quarter 2012 results. The conference call can be accessed through the Investors section of the Partnership's Web site at http://investor.bkep.com/presentations or by telephone at 1-877-317-6789. International locations may dial-in by calling 1-412-317-6789.

Participants should dial in five to ten minutes prior to the scheduled start time. An audio replay will be available on the Web site for at least 30 days, and a recording will be available by phone for 30 days. To hear the replay, call 1-877-344-7529 in the U.S. or call 1-412-317-0088 from international locations. The pass code for both is 10017153.

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements concerning plans and objectives of management for future operations or economic performance or assumptions related thereto) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership's debt levels and restrictions in our credit facility, our exposure to the credit risk of our third-party customers, the Partnership's future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership's filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.8 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 1,289 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 280 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.2 million barrels of combined asphalt product and residual fuel oil storage located at 44 terminals in 22 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership's Web site at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032

investor@bkep.com

or

BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900

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